Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Audiovox Corporation on Forms S-8 (Registration Nos. 333-36762 and 333-82073) of our report, dated March 31, 2008, on the consolidated financial statements of Audiovox Specialized Applications, LLC for the year ended November 30, 2007 which is included in the Annual Report of Audiovox Corporation and subsidiaries on Form 10-K for the year ended February 29, 2008.

/s/ MCGLADREY & PULLEN, LLP
MCGLADREY & PULLEN, LLP

Elkhart, Indiana
May 14, 2008